Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 9 to Registration Statement No. 333-173198 on Form S-1 of our report dated March 1, 2013 (July 8, 2013 as to Note 2, Discontinued and Held-for-Sale Operations, Note 22, Derivative Instruments and Hedging Activities, and Note 31, Subsequent Events), relating to the consolidated financial statements of Ally Financial Inc., and our report dated March 1, 2013, relating to the effectiveness of Ally Financial Inc.’s internal control over financial reporting, appearing in the preliminary prospectus for the offering of common stock (the “Preliminary Prospectus”), which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Preliminary Prospectus.

/s/ Deloitte & Touche LLP

Detroit, Michigan

December 23, 2013